Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 17, 2006, relating to our audit of the consolidated financial statements of RF Monolithics, Inc. and Subsidiaries as of and for the years ended August 31, 2006 and 2005, appearing in the Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Dallas, Texas November 17, 2006